EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-192931 on Form S-8 of our report dated May 26, 2015, relating to the combined and consolidated financial statements of Covisint Corporation and subsidiaries (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the financial statements prior to January 1, 2013 being prepared from the records of Compuware Corporation) appearing in this Annual Report on Form 10-K of Covisint Corporation for the year ended March 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
May 26, 2015